Prospectus Supplement No. 3
Filed Pursuant to Rule 424(b)(3)
File No. 333-172630

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

Prospectus Supplement No. 3

(to Final Prospectus dated April 6, 2011)

This Prospectus Supplement No. 3 supplements and amends the final prospectus dated April 6, 2011 relating to the sale from time to time of up to 2,672,040 shares of our common stock by certain selling shareholders.

On May 10, 2011, we held a special meeting of stockholders. At the meeting, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 20.0 million to 50.0 million. Of the 11,513,799 shares of common stock outstanding and entitled to vote at the special meeting, 5,963,551 shares voted in favor of the proposal, 1,903,296 shares voted against the proposal, 34,644 shares abstained and there were no broker non-votes. An amendment to our Amended and Restated Certificate of Incorporation effecting the increase in authorized shares of common stock was filed with the Delaware Secretary of State on May 11, 2011.

This Prospectus Supplement No. 3 should be read in conjunction with the final prospectus, as previously supplemented, which we refer to as the prospectus, and is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the prospectus.

Our shares of common stock are quoted on the NASDAQ Global Market and trade under the ticker symbol “QTWW.” On May 11, 2011, the last reported sale price of our common stock was $4.51 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors”

beginning on page 9 of the Final Prospectus dated April 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is May 12, 2011.